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                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors

We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report on the combined financial statements of SYGNET Communications, Inc. and Wilcom Corporation dated August 8, 1996 (except as to Note 12, as to which the date is _____, 1996), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-10161) and related Prospectus of Sygnet Wireless, Inc. for the registration of $110,000,000 of Senior Notes due 2006.

                                        ERNST & YOUNG LLP

Cleveland, Ohio

The foregoing consent is in the form that will be signed upon completion of the corporate restructuring described in Note 12 to the financial statements.


                                        /s/ ERNST & YOUNG LLP

Cleveland, Ohio
August 30, 1996